       1                                                         Exhibit 23-A



                 CONSENT OF INDEPENDENT AUDITORS

                              ______




We consent to the incorporation by reference in this registration statement on Form S-3 of AT&T Corp. and its subsidiaries (the "Company") of our reports, which include explanatory paragraphs regarding the change in 1993 in methods of accounting for postretirement benefits, postemployment benefits and income taxes, dated January 24, 1995, on our audits of the consolidated financial statements and consolidated financial statement schedules of the Company, which are included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to our firm under the caption "Experts."




                                  COOPERS & LYBRAND L.L.P.







New York, New York
May 19, 1995